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                                                                 EXHIBIT (a)(7)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. Capitalized terms not defined in this announcement have the respective meanings ascribed to such terms in the Offer to Purchase. The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would violate that jurisdiction's laws. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. In jurisdictions whose laws require that the Offer be
         made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more
            registered brokers or dealers licensed under the laws of
                               such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                               ATRION CORPORATION

                    UP TO 500,000 SHARES OF ITS COMMON STOCK
                      AT A PURCHASE PRICE NOT GREATER THAN
                      $9.00 NOR LESS THAN $7.00 PER SHARE

     Atrion Corporation, a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, par value $.10 per share (such shares, together with the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, as amended, between the Company and American Stock Transfer & Trust Company as Rights Agent, are herein referred to as the "Shares"), to the Company at prices not greater than $9.00 nor less than $7.00 per Share in cash, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 16, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").


            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
    AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 15, 1998, UNLESS
                            THE OFFER IS EXTENDED.


     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE.
     The Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $9.00 nor less than $7.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. The Company is making the Offer because the Board of Directors believes that the Shares are undervalued and that the purchase of the Shares is an attractive use of the Company's financial resources.
     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.
     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per share price (not greater than $9.00 nor less than $7.00 per share), net to the Seller in cash (the "Purchase Price"), that will allow it to purchase 500,000 shares (or such lesser number of shares as is validly tendered and not withdrawn) pursuant to the Offer. All shares validly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions. Certificates representing shares tendered at prices in excess of the Purchase Price and not withdrawn and shares not purchased because of proration will be returned at the Company's expense.
     The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, December 15, 1998, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. The Company reserves the right, in its sole discretion, to purchase more than 500,000 Shares pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn only when, as and if it gives oral or written notice to American Stock Transfer & Trust Company (in such capacity, the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.
     Upon the terms and subject to the conditions of the Offer, if, at the expiration of the Offer, more than 500,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares in the following order of priority: (a) first from all Odd Lot Holders who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the


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Notice of Guaranteed Delivery; and (b) second, after the purchase of all of the foregoing Shares, all other Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares).
     The Company expressly reserves the right at any time or from time to time, in its sole discretion, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. Subject to certain conditions set forth in the Offer to Purchase, the Company also expressly reserves the right to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment.
     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 5:00 p.m., New York City time, on Wednesday, January 13, 1999. For a withdrawal to be effective, the Depositary must receive a notice of withdrawal in written, telegraphic or facsimile transmission form in a timely manner at its address set forth on the back cover of the Offer to Purchase. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder (if different from that of the person who tendered the Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.
     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE STOCKHOLDERS DECIDE WHETHER
TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. These materials are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares.
     Questions and requests for assistance may be directed to and additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            Georgeson & Company Inc.
                               Wall Street Plaza
                            New York, New York 10005

                 Banks and Brokers call collect: (212) 440-9800
                   All others call toll-free: (800) 223-2064

November 16, 1998